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                                                                       EXHIBIT 7

                                   AGREEMENT


     THIS AGREEMENT is dated as of April 5, 2000 among Questor Partners Fund, L.P., a Delaware limited partnership, Questor Side-by-Side Partners, L.P., a Delaware limited partnership, (collectively "Questor") and IMPCO Technologies, Inc., a Delaware corporation (the "Company").

WHEREAS
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The Company is working with FleetBoston Robertson Stephens Inc. ("Lead Bank"), with whom representatives of Questor have had discussions in the last week, and other investment bankers in preparing an S-3 registration statement and preparing for a primary underwritten offering to be led by Lead Bank prior to July 31, 2000 (the "Primary Offering").

NOW THIS AGREEMENT WITNESSETH:
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The parties hereto, intending to be legally bound, hereby agree as follows:

1. The Company will include (on customary terms, including indemnification of selling stockholders) 875,000 (or such lesser number requested by Questor) of Questor's shares of the Company's Common Stock in the Primary Offering, such number to be reduced by (i) any public sales of Common Stock by Questor under Rule 144 on or after the date of this agreement and prior to consummation of the Primary Offering, and (ii) if prior to consummation of the Primary Offering Questor sells at least 700,000 shares of the Company's Common Stock in a private transaction to a buyer that was brought to Questor by the Company, 50% of the aggregate number of shares sold by Questor in such private transaction (such net number of shares, the "First Tranche"). Questor shall have no obligation to consummate any such private sale. The Company will pay all expenses incurred by the Company associated with the Primary Offering, other than underwriting concessions and discounts on shares included by Questor and fees of Questor's counsel. In connection with the Primary Offering, Questor will agree to enter into a customary underwriting agreement with the underwriters, provided, however, Questor's indemnification obligations will be limited to its representations, warranties and agreements as to its ownership of shares, its authorization of the sale of such shares and similar matters and to information expressly provided by it for inclusion in the registration statement. Questor will also enter into a standard lock-up agreement with the underwriters on the same form provided to other affiliates and officers and directors that is consistent with the terms of this agreement.

2. Questor's shares will be the first shares included in the Primary Offering (and conversely, will be the last shares cut-back).

3. In addition to the Company's obligations under paragraph 1, if Questor holds more than 75,000 shares of the Company's Common Stock, Questor may demand in writing that the Company register some or all of the shares that it holds on Form S-3. Questor may exercise its right to demand registration at any time on or after the earliest of (i) thirty days following the effective date of the Primary Offering or (ii) the date on which the Lead Bank advises the Company that it will not be proceeding as lead manager with respect to the Primary Offering or (iii) July 31, 2000. The written demand shall state the number of shares that Questor desires the Company to register. If the Primary Offering does not occur before July 31, 2000, Questor shall have the right to exercise a demand on two occasions, otherwise Questor shall have the right to exercise a demand on only one occasion. Upon receipt of a demand meeting the foregoing requirements, the Company at its expense will promptly prepare, file and use reasonable efforts to have declared effective a stand-alone S-3 registration statement covering all shares of the Company's Common stock that Questor has stated it wishes to have registered in such registration. The Company will use its best efforts to maintain the effectiveness of any registration statement filed in response to Questor's demand until the earlier of the sale of all of the shares covered by the registration statement or the expiration of two years from the effective date of the registration statement (three years if Questor is not able to sell all of the First Tranche in the Company's Primary offering by
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    July 31, 2000). Each such registration will provide for a broad manner of distribution (e.g., block trades, ordinary broker transactions, privately negotiated sales and, if Questor provides the necessary information, underwritten offerings), and the Company and Questor will sign a registration rights agreement providing for the Company's cooperation with any secondary offering by Questor (including indemnification of the selling stockholders and underwriters by the Company) and other customary terms.

4. Questor will not sell publicly (except under the Primary Offering), without the consent of the Lead Bank, any shares of the Company's Common Stock during a period (the "Interim Period") beginning on the date of this agreement and ending on the earliest to occur of (i) the consummation of the Primary Offering, (ii) July 31, 2000, if no Primary Offering that includes the First Tranche has been consummated by July 31, 2000, and (iii) the date on which the Lead Bank advises the Company that it will not be proceeding as lead manager with respect to the Primary Offering.

5. If a Primary Offering that includes all of the First Tranche is consummated by July 31, 2000, Questor will not sell publicly (except under the Primary Offering), without the prior written consent of the Lead Bank any shares of the Company's Common Stock for a period beginning on the day prior to the consummation of the Primary Offering and ending 135 days after the effective date of the Primary Offering. The 135 day period specified in the preceding sentence shall be shortened to any shorter period that applies to any officer, director or other person who is an affiliate by virtue of share ownership on the date of this agreement; provided, however, this provision shall not apply to (i) case by case exceptions made by the Lead Bank or (ii) up to 1000 shares for each person who becomes an officer after the date of this agreement or who own no shares on the date of this agreement who in either case receives the shares by virtue of purchases upon exercise of options or similar rights.

6. Persons designated by Questor on the Company's Board of Directors will resign from the Board prior to the effective date of the Primary Offering. If the directors have resigned and the Primary Offering does not occur by July 31, 2000 or the Primary Offering does occur before that date, but on the first anniversary of the date of this agreement Questor continues to hold at least 500,000 shares of the Company's Common Stock, then upon receipt of a written request to appoint or elect a person designated by Questor to become a member of the Company's Board of Directors, naming a person who is willing to become a director, the Company will take all action necessary and within its power and will use all reasonable good faith efforts to cause such person to be appointed or elected to the Board.

7. It is understood by the parties that this agreement will be disclosed in connection with one or more filings with the Securities and Exchange Commission.
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IN WITNESS WHEREOF, the parties have executed this agreement as of the date first written above.

                              QUESTOR PARTNERS FUND, L.P.

                              By: Questor General Partner, L.P., its general partner

                                    By: Questor Principals, Inc, its general
                                    partner


                                    By: /s/  ROBERT D. DENIOUS
                                       -------------------------
                                    Name:    Robert D. Denious
                                    Title:   Managing Director


                              QUESTOR SIDE-BY-SIDE PARTNERS, L.P.

                              By: Questor Principals, Inc, its general partner


                                    By: /s/  ROBERT D. DENIOUS
                                       -------------------------
                                    Name:    Robert D. Denious
                                    Title:   Managing Director


                              IMPCO TECHNOLOGIES, INC.


                                    By: /s/ WILLIAM BRIAN OLSON
                                       -------------------------
                                    Name:   William Brian Olson
                                    Title: Chief Financial Officer